Exhibit (h)(iv)(6)

AMENDMENT NO. 4 TO

MEMORANDUM OF AGREEMENT

This amendment ( the “Amendment”) made as of March 1, 2018 (“Effective Date”}, amends the Memorandum of Agreement dated as of December 15, 1.998 (the “Sub-License Agreement”) by and among The Select Sector SPDR R Trust (the “Trust”), Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and S&P Opco, LLC, a subsidiary of S&P Dow Jones Indices LLC and a successor· ln-interest to Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), as amended by Amendment to Memorandum of Agreement dated as of October 17, 2008, as further amended by Amendment to Memorandum of Agreement dated as of July 22, 2015, and as further amended by Amendment No. 3 to Memorandum of Agreement dated as of November 3, 2017.

WITNESSETH THAT:

WHEREAS, pursuant to the license agreement dated November 17, 1998, as amended (the “License Agreement”), by and among Merrill Lynch, S&P, Archipelago Holdings LLC (as assignee of NYSE Alertnext US (formerly known as American Stock Exchange LLC) and PDR Services LLC), S&P has granted to Merrill Lynch a license to use the S&P 500 Index and the S&P Marks (as defined in the License Agreement) in connection with the issuance, exchange trading, marketing and/or promotion of the series of the Trust, an open-end management investment company consisting of the Products (as defined in the License Agreement);

WHEREAS, the parties entered into the Sub-License Agreement allowing the Trust to use and refer to the S&:P Marks and certain Merrill Lynch trademarks in connection with the marketing and promotion of, and making disclosures related to, the Products;

WHEREAS, the parties desire to amend the Sub-License Agreement to add rights to the Communication Services Select Sector Index and related S&P Marks for use in connection with the marketing and promotion of, and making disclosures related to, the Products;

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties agree as follows:

1. Appendix A to the Sub-License Agreement is hereby amended by deleting the Select Sector SPDR Funds and the Select Sector Indices listed therein and replacing them with the following:

Select Sector SPDR Fund	Index
The Communication Services Select Sector SPDR Fund	Communication Services Select Sector

The Consumer Discretionary Select Sector SPDR Fund	Consumer Discretionary Select Sector

The Consumer Staples Select Sector SPDR Fund	Consumer Staples Select Sector

The Energy Select Sector SPDR Fund	Energy Select Sector

The Financials Select Sector SPDR Fund	Financials Select Sector

The Health Care Select Sector SPDR Fund	Health Care Select Sector

The Industrial Select Sector SPDR Fund	Industrial Select Sector

The Materials Select Sector SPDR Fund	Materials Select Sector

The Real Estate Select Sector SPDR Fund	Real Estate Select Sector

The Technology Select Sector SPDR Fund	Technology Select Sector

The Utilities Select Sector SPDR Fund	Utilities Select Sector

2. This Amendment contains the entire understanding among the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Sub-License Agreement, this Amendment shall control, but the Sub-License Agreement shall otherwise remain in full force and effect.

3. This Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

THE SELECT SECTOR SPDR TRUST

By:	/s/ Michael P. Riley

Name:	Michael P. Riley
Title:	Vice President

MERRILL LYNCH, PIECE, FENNER & SMITH INCORPORATED

By:	/s/ Mark Donoghue

Name:	Mark Donoghue
Title:	M.D. – ETF Product Management

S&P OCPO, LLC

By:	/s/ Bo Chung

Name:	Bo Chung
Title:	Managing Director

      May 7, 2018